Joint Filer Information

Name: Flourish Investment Corporation

Address: 6F New Poly Plaza, No.1 North Chaoyangmen St., Beijing, 100010, China

Designated Filer: China Investment Corporation

Issuer & Ticker Symbol: TPG RE Finance Trust, Inc. (TRTX)

Date of Event Requiring Statement: July 19, 2017

Signature:

FLOURISH INVESTMENT CORPORATION

/s/ Guo Xiangjun

Name: Guo Xiangjun

Title: Executive Director & President